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                                                                    EXHIBIT 99.2


                                                    SANDERSON FARMS INCORPORATED
                                                       Moderator:  Joe Sanderson
                                                            05-25-04/10:00 am CT
                                                            Confirmation #784852
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                          SANDERSON FARMS INCORPORATED

                            MODERATOR: JOE SANDERSON
                                  MAY 25, 2004
                                   10:00 AM CT


Operator:             Please standby we're about to begin. Good day and welcome
                      to the Sanderson Farms Incorporated Conference Call.
                      Today's call is being recorded.

                      At this time for opening remarks and introduction, I would like to turn the call over to the Chairman, President, and Chief Executive Officer, Mr. Joe Sanderson. Please go ahead sir.

Joe Sanderson:        Thank you. Good morning and thank you for joining us
                      today. I would like to welcome you to Sanderson Farms
                      Second Quarter Conference Call with shareholders, analysts, and investors.

                      With me on the call today is Mike Cockrell, Chief Financial Officer of Sanderson Farms.

                      The purpose of this call is to review financial and operating trends reflected during the second fiscal quarter and six months ended April 30, 2004.


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                                                       Moderator:  Joe Sanderson
                                                            05-25-04/10:00 am CT
                                                            Confirmation #784852
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                      We issued a press - a news release this morning announcing net earnings of $33.4 million or $1.67 per fully diluted share for our second fiscal quarter of 2004.

                      For the first half of fiscal 2004, we have earned $52.4 million or $2.64 per fully diluted share.

                      During our first quarter this year we reported the recognition of $177,000 net of income taxes for the company's share of the partial settlement of litigation against vitamin suppliers for overcharges. There were no recoveries during our second fiscal quarter, and we believe such recoveries are complete.

                      During last year's first six months we recognized $7.6 million or 38 cents per fully diluted share for similar litigation. Without these items our net earnings from operations were $52.2 million or $2.63 per share for the first six months of this year, compared to $10.5 million or 53 cents per share last year.

                      We also announced this morning that we have selected sites in Cook and Colquitt Counties Georgia, as the location of a new poultry complex for the company. I will talk about that complex more in a moment.

                      Each of you should have received a copy of the release and accompanying financial summary. I will begin the call with some brief comments about general market conditions, the company's operations, and our Georgia expansion. I will then turn the call over to Mike for a more detailed account of the financial results.

                      Before we make any further comments I would like to ask Mike to give the cautionary statement regarding forward-looking statements.


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                                                       Moderator:  Joe Sanderson
                                                            05-25-04/10:00 am CT
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Mike Cockrell:        Thank you Joe, and good morning to everyone. Before we
                      begin the call this morning I want to caution you, as always, that the call will contain forward looking statements about the business, financial condition, and prospects of the company.

                      All forward looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                      The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.

                      These risks and uncertainties are described in Item 7, of our most recent annual report on Form 10K, and in management's discussion and analysis of financial conditions and results of operations found in Item 2 of
                      Part 1 of the company's quarterly report on Form 10Q filed in connection with our second quarter ended April 30, 2004, which 10Q was filed with the SEC this morning.

Joe Sanderson:        Thank you Mike. Our financial and operating results for
                      the first half of the year marked a strong start for fiscal 2004, and reflects stronger than normal market conditions during these six months.

                      Market prices for all poultry products were higher during the first half of the year compared with the first six months of last year. The average Georgia dock price during the first half of the year was 13.2% higher than last year's first six months, and helped fuel an overall 26.5% increase in the company's



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                                                            05-25-04/10:00 am CT
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                      average sales price of poultry products during our first
                      six months when compared to the same period a year ago.

                      As was the case with the Georgia dock price, chicken market prices across the board were up. Bulk leg quarter prices increased 77% for the second quarter and 73% for the first six months of the year compared to last year's second quarter and first six months.

                      Wing prices during our first six months $1.11 per pound, up 82% from the average of 61 cents during the first six months of last year. Boneless breast meat prices during our second quarter were also higher. Increasing by 39% when compared with the second quarter a year ago and have increased 30% for the first six months of the year compared to last year.

                      These numbers indicate the strength of the chicken markets during the first half of our fiscal year and that strength continues. Boneless breast meat prices average $2.06 during the second quarter, and today the market for boneless is $2.50 per pound.

                      Bulk leg quarters average 32 cents per pound during the first half of the year and are currently trading for 37 cents per pound.

                      The strong market for chicken is the result, we believe, of increased real demand for chicken products in the United States. This demand appears to have been fueled by American's taste for high protein diets, the recovering economy that has increased the American consumer's ability to put more protein in their diets, and the higher costs of competing meats.


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                      This increased demand for chicken is supporting stronger
                      prices, despite an increase in the domestic supply of chicken, generated by a combination of increased domestic production and a decrease in export volume.

                      The USDA now expects domestic chicken production during calendar 2004, to be 4% higher than during calendar 2003. On the other hand, export volume during the first calendar quarter of the year decreased 15% and the USDA is forecasting the first year over year decline in export volume in 20 years during calendar 2004.

                      While some of the decrease in export volume is in products not usually consumed in the United States, such as chicken paws, it appears some dark meat that would normally move through export channels has come back into the domestic market because of reduced export volume. However, despite the increase pounds available domestically, increase demand continues to support higher market prices.

                      In addition to high protein diets and a recovering economy, the domestic chicken market is getting help from higher beef and pork prices. Lower beef supplies and the USDA's estimate for lower beef production during 2004, have fueled higher prices for beef.

                      Over the last two years for example, box beef prices have risen from $115 to $150 per 100 weight. Furthermore, the USDA has reduced its estimate of beef supplies for the balance of 2004. And it's first forecast for 2005 is for a 3% decline in beef production.

                      While the USDA is predicting a 4% increase in grower production during 2004, and a 3.1% increase during 2005, this increase will be somewhat offset


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                                                       Moderator:  Joe Sanderson
                                                            05-25-04/10:00 am CT
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                      by the decrease expected in the red meat supply as a
                      result of the expected reduction in beef production.

                      While chicken prices across the board were higher during our second quarter, compared with last year's second quarter and during the first half of the year compared to last year, the same can be said about feed grain prices.

                      Market prices for corn during our first six months were up 13% when compared to the first half of last year. Soybean meal market prices for the first six months of this year were also higher than the same period a year ago, rising 49.5%.

                      As we reported on our first quarter call, we expect corn and soybean meal prices to be higher overall during fiscal 2004 then 2003. Grain prices have remained volatile through the first half of the year and are expected to remain so through the planning and growing season. Because of this volatility, we have over the last few weeks, locked in a substantial portion of our grain needs for the balance of the fiscal year.

                      While the prices we have bought grain for are high relative to historical values, we have removed the risk of a run up in prices in this volatile and uncertain grain market. Furthermore, in light of the current and expected strength of the chicken market for the balance of the year, we believe that the prices at which we have bought feed grains will generate strong returns for our shareholders.

                      We now estimate that grain costs during the second half of this fiscal year will be $25 million higher than during first half of the year. In addition to favorable market conditions during the first six months of the year, we are pleased to report that our operating performance also continued to be strong.



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                      Both our processing division and our lab grow out
                      continued to compete very well in the industry. The performance of our prepared foods division during the first half of the year was impacted by high raw chicken prices.

                      Our foods division purchases much of its fresh chicken needs from our Hammond, Louisiana facility at market prices. And its raw material cost for the first half of the fiscal year increased over 41% compared to last year's first six months.

                      We reported during our first quarter call, on an avian influenza outbreak in the Northeastern United States and in Texas that occurred this past winter. I'm pleased to report that there were no new AI outbreaks reported following that call and that most of our export customers have resumed trade with the United States. There are still some countries, most notably in the far east, that continue their ban on US poultry products.

                      On April 14, 2004 we reported that we had received a warning letter from FDA relating to certain alleged deficiencies the FDA noted during a routine inspection of our Hazlehurst feed mill during January. Like all of our feed mills the Hazlehurst mill is subject to FDA oversight and is subject to routine audits.

                      The observations made by the inspector during the January audit related to certain documentation in connection with the use of FDA regulated material in our feed. Following the inspection in January we promptly made the suggested changes to our practices at the Hazlehurst mill suggested by the inspector, and informed the FDA of those changes.


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                      Nevertheless the warning letter was issued in April. We
                      have since provided the FDA documentation to support the corrective action we took in January and by letter dated April 16, 2004, the FDA has informed me that our actions adequately address their concerns.

                      Following the warning letter, which was a first for me, I sent a team to New Orleans to meet with the district director of the FDA who signed a warning letter and the inspector responsible for January audit. My goal in that meeting was to make certain the lines of communication between our company and the FDA remain open to understand fully what expectations are regarding our feed mills and to express to the FDA our commitment to following all applicable rules and regulations affecting our business.

                      We take regulatory compliance very seriously and will do everything in our power to make sure operations are compliant with applicable law, rules, and regulations.

                      Looking ahead we will work to continue to improve our operating performance in sales execution. While we continue to operate very well, we have identified sales and operating opportunities in all areas of our business that if realized would allow us to partially offset known increased cost we will experience from grain price increases.

                      We will continue to look for ways to improve our operation, ways to increase value for our shareholders and ways to make Sanderson Farms a better company.

                      As you know the company's financial position is very strong at this time. While the company continually evaluates both external and internal strategic growth opportunities, those efforts have intensified over the last 18 months.


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                      We feel an obligation to continually evaluate growth
                      opportunities that allow us to continue our record of revenue growth, earnings growth, and increase value for our shareholders.

                      For almost a year now we have been evaluating an expansion east of our current operations in order to better serve an ever growing list of customers in that direction. We announced this morning that we have selected sites in South Georgia for the construction of a new poultry processing complex.

                      The new complex will be modeled after our McComb, Mississippi and Bryan County Texas complexes and will include a feed mill, a hatchery, and a processing plant, and wastewater treatment facility.

                      The feed mill and hatchery will be located on sites near Adel in Cook County Georgia, and the processing and wastewater treatment facility will be located on a site near Moultrie, in Colquitt County Georgia.

                      These facilities will comprise a state of the art poultry complex with capacity to process 1.2 million birds per week. At full capacity the complex will employ approximately 1,700 people and will require 130 contract growers.

                      We expect to invest approximately $96 million in the Georgia complex, and anticipate that associated contract producers will invest an additional $85 million in production facilities. Because we have been working on this project for some time, we anticipate being able to move quickly to begin construction.

                      Most of the engineering and other preliminary work are done, and we will begin construction this summer. We expect operations of the new plant to begin during the fourth quarter of our fiscal year ending October 31, 2005.



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                                                       Moderator:  Joe Sanderson
                                                            05-25-04/10:00 am CT
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                      In developing this project, we received an extraordinary
                      amount of cooperation from economic development and governmental officials in the cities of Adel and Moultrie, as well as Cook and Colquitt Counties, the Georgia Department of Industry Trade and Tourism, the University of Georgia Poultry Science Department, the Georgia Poultry Federation, and the Governor of Georgia.

                      As part of our due diligence in selecting this site, we held meetings in several towns in this area to gauge the interest among those in the agricultural community and becoming independent contract poultry producers, and the response has been outstanding.

                      In addition, the response from the communities at large in the area, has been very positive and we are grateful for the warm reception we have received. We believe Georgia offers a unique opportunity to begin the next phase of growth for Sanderson Farms and we are excited and anxious to get started.

                      At this point I would like to turn the call over to Mike Cockrell.

Mike Cockrell:        Thank you Joe. As Joe said we are very pleased with our
                      financial performance during the first half of this year.

                      Net sales for the first six months totaled 499 million, and that's up from 385.4 million for the same six months a year ago. For the quarter our net sales totaled 272.7 million and that compares to 201.2 million for the second quarter last year.


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                      The increase in net sales reflects an increase in the
                      pounds of poultry sold for the first half of the year at 7%, supported by the increases in market prices described by Joe.

                      The $1.67 per share earned during the quarter compares to 46 cents earned from operations during last year's second quarter.

                      Our cost of sales for the three months ended April 30, 2004, as compared to the same three months a year ago, increased 17.8%. This increase is a result of the increase in pounds of poultry products sold during second quarter this year compared to last year's second quarter, as well as an increase in the cost of feed grains.

                      As Joe already mentioned, corn and soybean meal cash market prices were up 21% and 56% respectively for the three months ended April 30, 2004 when compared to the same period a year ago.

                      While our cost did not increase by that full amount because of our commodity risk management activities, our costs were higher. For the six months of the fiscal year cost of sales increased 13.8% compared to the first half of last year. Again the result of an increase in pounds of poultry products sold and increase in feed grain cost.

                      SG&A expenses for the first half of 2004 were up 11.3 million compared to last year. This increase, which continues the trend we experienced during our first quarter, is primarily the result of our new advertising and marketing initiatives started during this year.


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                      We also had higher accruals during the first half of the
                      year for retirement plan expenses and our bonus award program than we did during the first half of last year.

                      We begin run a new television, radio, and outdoor advertising during January to support Sanderson Farm's brand of fresh, 100% all natural chicken. We have been pleased with the feedback from this campaign, and will continue to monitor its impact on our sales. We expect this program to cost approximately $12 million for the fiscal year.

                      Increased expenses decreased $568,000 to $864,000 during the first six months reflecting lower outstanding debt. We expect our interest expense during the year to be $800,000 lower than a year ago, or approximately $1.7 million.

                      At the end of our second quarter our balance sheet reflects stockholders equity of $252.1 million and net working capital of $128.4 million. The current ration was 3.1:1. Our debt totaled $25.8 million and our debt to cap ratio at April 30, 2004 was 9.3%.

                      As of today we have over $59 million in cash on our balance sheet resulting in a net debt of less than zero, and a net debt to cash ratio of negative amount.

                      In light of this strong cash position we gave notice in April of our intent to redeem early, the 6.2 million of outstanding industrial revenue bonds issued by Robertson County, Texas to construct our feed mill.

                      The company incurred no prepayment penalty in the early redemption of those bonds. And on June 1, after the payment of the bonds, the company's debt to cap ratio will be down to around 7%.

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                      We spent $14.2 million on capital expenditures during the
                      first half of the fiscal year, of our total annual capital budget of $31.6 million. We also spent $3.2 million on dividends, reflecting our higher dividend rate of 8 cents per quarter.

                      During fiscal 2004 we expect to spend approximately $31.6 million on planned capital projects, other than the Georgia project, which amount includes approximately $8.9 million in vehicle and other operating leases.

                      Our depreciation and amortization during the first six months totaled right at $13 million, and we expect approximately $26 million for the fiscal year.

                      At its meeting held on January 29, 2004, our board declared a three for two stock split that was affected in the form of a 50% stock dividend. This dividend was paid on Thursday, February 26 to shareholders of record of February 10, and increased the number of outstanding shares to right at 19.7 million.

                      The increase of over 6.5 million additional shares should help improve the float available in our stock, and all per share numbers in our press release and discussed during this call are adjusted to reflect the split.

                      As Joe mentioned a moment ago, we have budgeted $96 million for the new Georgia facility. Of that amount, $14 million is relating to rolling stock and other assets that we will consider putting under operating leases. Because we will begin construction this summer, we will increase our fiscal 2004 capital budget by $5.4 million for the Georgia complex. A majority of the balance of those capital expenditures for this new complex will be made during fiscal 2005.



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                      We enter this project with a strong cash position. As I
                      mentioned, we have more than $59 million in cash on hand today and anticipate an even stronger cash position by year end.

                      On May 18, we amended our revolving credit facility to incorporate the new Georgia complex. Those amendments included increasing the allowed capital expenditures, we changed our net worth covenant to cover our new dividend rate, we extended the committed revolver to five years rather than three, we reduced the interest rate that will be charged on outstanding amounts, and we removed a letter of credit commitment related to the textural in Texas industrial development bonds that we will prepay on June 1.

                      As Joe mentioned earlier we remain encouraged by the strong market conditions as well as demand trends. Based on existing factors, and factoring in the expected increase in grain cost during the second half of the year that Joe mentioned, we are comfortable with an earnings estimate of $5.35 to $5.85 per share for this fiscal year. As is our practice, we will not provide quarterly earnings guidance.

                      That concludes our prepared remarks and we will now open up the call for questions and answers.

Operator:             Thank you. The question and answer session will be
                      conducted electronically. If you would like to ask a question, please do so by pressing the Star followed by the Digit 1 on your telephone keypad.

                      If you are using a speakerphone please make sure you're mute function is turned off to allow your signal to reach our equipment. Once again please press Star 1 for questions.


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                      We'll take our first question today from (Christine
                      MacKracken), FTN Midwest Research.

(Christine MacKracken):    Good morning.

Joe Sanderson:        Good morning.

Mike Cockrell:        Good morning.

(Christine MacKracken):    Congratulations, great quarter.

Joe Sanderson:        Thank you.

(Christine MacKracken):    So, in terms of this new plant, obviously you
                      have a lot of cash, you have a capacity to add it without bringing on a lot of debt. Can you talk about, you know, what your expectations are from a production standpoint to be able to fill this plant? Are you anticipating adding sufficient, I guess, chicken production to fill the plant?

                      And what does that mean for, you know, the overall industry in terms of, you know, we've been looking at a fairly modest rate of growth here in the US, what would that expansion imply?

Joe Sanderson:        Let me tell you the principle reason - there were two
                      reasons we decided to build this complex. Our number one reason was to increase revenues for the purpose of increasing earnings for the purpose of increasing stockholder value. That's number one.

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                      Number two, is that we have a marketing reason to locate
                      this complex over there. We are currently serving several customers from North Carolina to Florida that this move is going to take at least a day delivery time off of their service level.

                      And thirdly, we believe that this gives us access to a market, when you consider Georgia and Texas, larger than we have in Texas and - pardon?

Mike Cockrell:        Georgia and Florida.

Joe Sanderson:        Georgia and Florida.  What'd I say?

Mike Cockrell:        Texas.

Joe Sanderson:        Georgia and Florida. Those were the primary - that was the primary rationale we used. Now, the plant is going to be a retail products plant. They'll be chill pack. While we are not at total sales capacity, we are buying out side product almost every week into our chill pack plant, or transferring product from our big bird de-boning plant to fill needs in our chill pack sales.

                      So that was the reason - those were the reasons and rationale. Georgia was proximity mainly to market and to customers.

(Christine MacKracken):    So at this point, you know, given, you know, the
                      current expected production, are you expecting that to take away from existing producers in the areas or processors, or is this entirely new capacity that's going to be added to the industry?

Joe Sanderson:        It'll be entirely new capacity that is added to the
                      industry and we would anticipate continuing to add customers from wherever.


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(Christine MacKracken):    All right. And then just in terms of the feed
                      past outlook, clearly you've kind of reduced your risk there. Can you give me some idea why you would lock in so far forward given, you know, the fact, you know, we could be looking at a slightly better crop in this next harvest?

Joe Sanderson:        Well, based our beliefs about market, and our model that
                      we use to formulate our estimate for the year, we believed that it would be worthwhile to remove the uncertainty of a blow-off in the grain market. And we believe that is entirely possible.

                      The carry outs next year of both corn and soybean meal - soybeans are not large by historical standards with an average crop. And actually the USDA forecast was for a little better than an average crop. If you look at the trend line yield assumptions they made on both corn and beans, if there is any hiccup in weather, like is occurring yesterday and today by the way, or any drought, or anything like that, we believe that the grain markets could explode.

                      We felt like it was worthwhile to remove that possibility and to assure our shareholders of what we think is a pretty good return for the year.

(Christine MacKracken):    And do you have any coverage into '05?

Joe Sanderson:        We do not.

(Christine MacKracken):    Okay. And then, just you commented on the strength in
                      chicken markets, obviously it's very good at the moment. But in terms of the outlook and you commented that you kind of expected things to remain strong, can



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                      you talk about what impact, for example this avian
                      influenza outbreak in Canada might have on the exports?

                      What markets might open that are currently closed in Asia tied to AI and what that might mean to exports? Are these areas that could provide incremental upside, maybe the life quarter prices over the near term?

Joe Sanderson:        Yes, you know, I don't think the Canadian outbreak
                      represents a substantial production area. So I don't think that's going to be - have an impact. We do believe that Japan and China, which are the two primary markets that are not open right now, we believe they will open sometime in the future.

                      At the end of the day though I'm - we don't know exactly why Japan and China have not opened. It appears there have been rumors of both those markets opening and then a week later the scenario changes. But I believe that somewhere during the next six months both of those markets will open and Japan would offer some market for some dark meat and China would offer some market for maybe some dark meat but mainly paws, and wings, and wing products.

                      And it could be incremental increases to profitability if those both open.

(Christine MacKracken):    But at this point in your current guidance you
                      haven't projected a strong rebound in export activity?

Joe Sanderson:        No we have not.

(Christine MacKracken):    So there's potential upside. Great thanks.

Joe Sanderson:        Thank you.



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Mike Cockrell:        Thank you (Christine).

Operator:             Our next question comes from (John Beerbud), shareholder.

(John Beerbud):       Good morning.

Joe Sanderson:        Good morning (John).

(John Beerbud):       Good morning. Just a couple questions with respect to
                      Georgia. What - can you walk me through the timetable for on the growers side to get that capacity going? Do you - have you signed up growers and are they starting to, you know, take down the loans that they will need to build grow out houses?

Joe Sanderson:        Yes. We opened an office in Moultrie in mid March - or
                      towards the end of March. And we've had people over there - we had grower meetings and then we open the office to answer questions and let growers look at our contract, and to date we have signed up a substantial of the growers that we will need.

                      We had forecast the plant to open in August of '05. That means you'll need to put breeders pull its on the ground in the fall, November. Hen production to start six months after that and (brawlers) and houses sometime early summer of 2005.

                      All of that is on schedule - actually the grow out is far ahead of our experience in McComb or Texas. And it was a good area that we determined that by demographic research before we went over there. and it has proven to be a fertile ground for attracting growers.

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                      We plan to start the first shift up at the plan during the third quarter - fourth quarter, excuse me, of '05, and the second shift in the spring of '06.

(John Beerbud):       Are you needing to provide any loan guarantees to these
                      potential...

Joe Sanderson:        No.

(John Beerbud):       ...new contract growers?

Joe Sanderson:        No. We never have done that and we're not going to need
                      to do that at this time.

(John Beerbud):       Okay. And lastly, can you comment - maybe Mike can handle
                      this, regarding the increases in both receivables and inventory year over year?

Mike Cockrell:        The inventory increases are primarily at our - we
                      increased the live weight at our Hammond division and we increased the head processed last May at our Collins production division. And much of the inventories on the live side are a result of those increases.

                      We also had some increases in finished good inventories that was really just a timing issue and the same on the receivables (John). There was nothing extraordinary happening in any of those numbers.

(John Beerbud):       Very good, thanks very much.

Joe Sanderson:        Nice talking to you (John).

(John Beerbud):       Pleasure, likewise.

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Operator:             Your next question comes from (Patrick Stow), Priority
                      Capital.

(Patrick Stow):       Morning, and congrats. Most of my questions have been
                      covered, but just a few things. I think (Christine) started to touch on it. As far as the industry as a whole are you seeing further expansion other than Georgia plant?
                      I mean you clearly have reasons to do it, but when we think about the pricing environment we worry about supply.

Joe Sanderson:        Well, if you look at market prices and observe the level
                      of profitability that we see through our benchmarking services and through those public announcement we see.
                      In principle you would expect some increase in supply going forward. There's no doubt in my mind that's going to happen.

                      I think that might be limited to somewhat by two or - couple of factors. One is, some of the large producers have recently made acquisitions and I think they may be satisfied for the time being. And secondarily, I believe that other people might because of past experience, particularly 2002 to 2003, might be looking more at further processing rather than fresh chicken processing.

                      And one of the things that tells me a little bit about that is the last six and nine months pull it placements. They're running 2% to 3%. The nine month is about 2% and the six month is about 3%. We might be ahead of some others, I do believe there's some others that might be looking at building a facility, but I believe that might be tempered a bit by those - the recent experience of 2002 for some people and the fact that some people have, in the last 24 months, have made substantial acquisitions.

(Patrick Stow):       And do you guys see any interest in the M&A market in the
                      near term?

Joe Sanderson:        We're always open to opportunities for our shareholders.

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(Patrick Stow):       Okay. I guess then just two quick points, on the new
                      facility can you kind of lay out a timeline of how those expenditures will occur and how you'll fund them -- the $95 million?

Mike Cockrell:        The - this is Mike, (Patrick).

(Patrick Stow):       Hi Mike.

Mike Cockrell:        As I said, the majority of those expenditures will be made in fiscal 2005. we'll make about $5 million of them this year, so we will add to our capital budget the $5.4 million for this year. But certainly the bulk of them will be next year.

                      We're planning, from a cash flow perspective, to have virtually all of the payments made next fiscal year. That I'm sure there will some things that will carry over into fiscal '06. As Joe said, our current schedule is to double shift the plant in the spring of '06.

                      That's $96 million includes equipment and rolling stock that will be required for that second shift. So those expenditures will be made in '06. But $5 million this year roughly, and then most everything else will be next fiscal year with a little bit during the first quarter of '06.

(Patrick Stow):       Okay and then just on the grain price, risk management
                      you mentioned.

Mike Cockrell:        Right.

(Patrick Stow):       Did you say that the second half grain cost will be $25
                      million more than the first half?


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Mike Cockrell:        That's correct.

Joe Sanderson:        Yes.

(Patrick Stow):       Okay, so an incremental $25 million due to locking in the
                      grain prices?

Joe Sanderson:        That's correct.

(Patrick Stow):       All right great. Congrats again.

Joe Sanderson:        Thanks (Patrick).

Mike Cockrell:        Thank you.

Operator:             We'll go next to (Alex Pleavlong), Key Colony Fund.

(Alex Pleavlong):     Hey guys, most been covered everything. Just do it again,
                      I guess.

Joe Sanderson:        Thanks (Alex).

(Alex Pleavlong):     Curious, one thing I have noticed here is a lot more
                      advertising than I've ever seen you guys doing. And compliments your ad agency - great ads. And again, would I be correct in my assumption that at the top of the rung in the (Aggrastat)'s as best as you can tell?

Joe Sanderson:        Well we're in the top 25% we think. Actually grow out
                      processing really strong the - our marketing, as you know, is about 60% retail chill pack and about 40% big bird de-boning. The chill pack sector is not as - not quite as


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                      profitable as the bulk processors. So a few of them have
                      come up and passed us on the marketing side, but we've done quite well.

(Alex Pleavlong):     Congratulations guys.

Joe Sanderson:        Thanks (Alex).

Operator:             And once again if you would like to ask a question press
                      Star 1. We'll go next to (Gerald Hammad), shareholder.

(Gerald Hannas):      (Gerald Hannas) thank you. You guys are incredible, the
                      numbers are incredible for seven years everything you all said that would happen has happened. I just can't thank you enough. Just congratulations. And then I've got a couple questions.

Joe Sanderson:        Sure, thank you.

(Gerald Hannas):      It's just unbelievable. I met with you all eight years ago in New York, there were two people from Sanderson, one analyst and two other people and since that time it's just, like I said, everything you all talk about it always happens. And it's incredible in this time and this kind of business to find a company like yours that does what they say. It's incredible.

                      From time to time the family members, rightfully so, have probably sold stock for estate reasons, have you ever thought about using a dutch auction? It's hard to buy this stock sometimes because the few market makers and you really don't get a look at it. Have you ever thought about using a dutch auction for some of this stock?

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Mike Cockrell:        (Gerald) this is Mike. You know, the family as you know
                      and as the public - as is publically available there are two estates that substantially settled all of their issues during this calendar year - the first of this year. And they made substantial distributions out to the next generation that was both the Dewey Sanderson and Joe
                      Frank Sanderson estates. And the next generation currently holds that stock.

                      There wasn't, as the Form 4's reflects and selling as some of those in the next generation took the opportunity to diversify their holdings. To my knowledge the family has never seriously considered a Dutch auction or going out into the secondary market at this time. Just because they
                      - the sales were done by individuals, there was not a lot of coordination - or any coordination between those. They were all on their own.

                      My, you know, my assumption is that the families, you know, they've sold what they're going to sell. I don't know that and maybe in the future if they do decide in any particular volume I'm sure that's something they'll consider, but obviously no plans at this time.

(Gerald Hannas):      Okay thank you. And the other that, you know, it's just so curious for me as an ex-broker, you know, you see a large short position out here. Is that a correct position that they're showing out there, you know, 500 plus thousand shares short right now on this company?

Mike Cockrell:        As far as I know it is (Gerald). I see the same numbers
                      you do. And as far as I know, yes.

(Gerald Hannas):      That's unbelievable. But like I said congratulations, I
                      just can't thank you enough for everything that this company has done for the shareholders.

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Joe Sanderson:        Thank you.

Mike Cockrell:        Thank you (Gerald).

Operator:             At this time we're standing by with no further questions.
                      I'll turn the conference back over to you gentlemen for any additional or closing comments.

Joe Sanderson:        Good. Thank you for spending time with us this morning.
                      We are pleased with our results to date and look forward to continued progress in fiscal 2004. We are excited about the opportunities as well as the challenges before us. And look forward to reporting our results to you throughout the year. Thank you.

Operator:             And this does conclude today's conference. We do
                      appreciate your participation; you may now disconnect.


                                       END